EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Name*	State or Jurisdiction of Incorporation or Organization

Kinergy Marketing LLC	Oregon
Alto Nutrients, LLC	California
Alto Specialty Products, LLC	Delaware
Alto Op Co.	Delaware
Alto West, LLC	Delaware
Alto Columbia, LLC	Delaware
Pacific Ethanol Madera LLC	Delaware
Alto Magic Valley, LLC	Delaware
Pacific Ethanol Stockton LLC	Delaware
Alto Central, LLC	Delaware
Alto Canton, LLC	Delaware
Alto Pekin, LLC	Delaware
Alto ICP, LLC	Delaware

*	All subsidiaries are directly or indirectly wholly-owned by the Registrant unless otherwise specified by footnote.